UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 27, 2011

Immunomedics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-12104	61-1009366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 American Road, Morris Plains, New Jersey	07950
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (973) 605-8200

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 27, 2011, Immunomedics, Inc., a Delaware corporation (the "Company") entered into an Amendment Agreement with UCB Pharma, S.A. ("UCB") (the "Amendment Agreement") to amend the Development, Collaboration and License Agreement between the parties, dated as of May 9, 2006, (the "Collaboration Agreement"). Pursuant to the Collaboration Agreement, the Company provided UCB an exclusive, worldwide license to develop, manufacture, market and sell Epratuzumab, the Company's humanized CD22 antibody ("Epratuzumab"), for the treatment of all autoimmune disease indications. Under the terms of the Amendment Agreement, UCB has the right to sublicense such rights in Epratuzumab to a third party for the United States and certain other territories. Further, under the terms of the Amendment Agreement, UCB returned its buy-in right with respect to Epratuzumab in the field of oncology.

Under the terms of the Amendment Agreement, the Company will receive from UCB a cash payment of $30 million within five business days following the date of the Amendment Agreement. In addition, the Company could receive from UCB a second cash payment of $30 million if UCB sublicenses its rights to a third party. Under the terms of the Amendment Agreement, if UCB sublicenses its rights to a third party, the Company will also be eligible to receive new regulatory and sales milestone payments, which could aggregate to a maximum of up to $165 million in cash payments in addition to the milestone payments included in the Collaboration Agreement. Such additional milestone payments include two $20 million payments related to FDA regulatory milestones for the lupus indication and two payments triggered by two annual worldwide net sales milestones by UCB and a sublicensee. Each new sales milestone is in excess of $1.6 billion. Further, under the terms of the Amendment Agreement, the Company will receive royalty payments at a reduced rate until UCB recoups the two new regulatory related milestone payments. The Collaboration Agreement includes sales milestone payments which commence upon $500 million of net sales of Epratuzumab products. Such sales milestones remain unchanged. There can be no assurance that the Company will receive the second cash payment of $30 million or that UCB will complete a sublicense with a third party.

Under the terms of the Amendment Agreement, the Company will issue to UCB a 5-year warrant to purchase one million (1,000,000) shares of the Company's common stock, par value $0.01 per share, at an exercise price of $8.00 per share (the "Warrant").

The Collaboration Agreement has been previously filed with the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and was described in the Company's Current Report on Form 8-K filed on May 10, 2006.

Subject to certain redactions pursuant to a confidential treatment request, copies of each of the Amendment Agreement and the Form of Warrant will be included as exhibits to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2011.

Item 8.01. Other Events.

On December 28, 2011, the Company issued a press release announcing its entry into the Amendment Agreement. A copy of this press release is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

The following exhibits are attached to this Form 8-K:

(d)	Exhibit No.	Description
	99.1	Press release dated December 28, 2011.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Immunomedics, Inc. (Registrant)
December 28, 2011 (Date)	/s/ GERARD G. GORMAN Gerard G. Gorman Senior Vice President, Finance and Chief Financial Officer